UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/01/2011

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53644

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

        On March 22, 2011, Strategic Storage Trust, Inc. (the "Registrant") issued a press release regarding the closing of the El Paso I property acquisition described below in Item 8.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.    Other Events

Acquisition of the El Paso I Property

        As reported earlier, on September 13, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a purchase and sale agreement with an unaffiliated third party for the acquisition of a self storage facility located in El Paso, Texas (the "El Paso I property"). On March 17, 2011, the Registrant closed on the purchase of the El Paso I property.

        The Registrant purchased the El Paso I property for a purchase price of approximately $1.25 million, plus closing costs and acquisition fees. The Registrant paid its advisor, Strategic Storage Advisor, LLC, a total of $31,250 in acquisition fees in connection with the acquisition of this property. The Registrant funded this acquisition using net proceeds from its initial public offering. The acquisition of the El Paso I property is subject to an "earn out" provision that could increase the acquisition price up to an additional $450,000.

        The El Paso I property was built in 2010, and as a result of recent renovations, has approximately 40,800 rentable square feet, consisting of approximately 290 units of self storage space, including 25 RV spaces. The El Paso I property is located at 6047 Woodrow Bean Drive, El Paso, Texas.

        The Registrant's portfolio now includes 57 wholly-owned properties in 16 states and Canada.

Closing of the Prudential - Long Beach Loan

        On March 22, 2011, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a loan with The Prudential Insurance Company of America ("Prudential") in the principal amount of approximately $6.8 million (the "Prudential - Long Beach Loan"). The proceeds from the Prudential - Long Beach Loan will be used to fund future acquisitions. The Prudential - Long Beach Loan has a term of over eight years and matures on September 5, 2019. The loan bears a fixed rate of 5.27% per annum, with payments of principal and interest due on a monthly basis. The loan may be prepaid at any time upon 30 days' written notice, subject to the payment of all outstanding interest and a prepayment premium. The Prudential - Long Beach Loan is secured by a deed of trust and first priority security interest in the Los Angeles - Long Beach property and is cross-collateralized by eleven other loans entered into with Prudential on August 25, 2010. The Prudential - Long Beach Loan is guaranteed by the Registrant's operating partnership through a property-owning subsidiary.

Termination of the London - Ontario Purchase Agreement

        As previously reported, on December 22, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a purchase and sale agreement with an unaffiliated third party (the "London - Ontario Purchase Agreement") for the acquisition of two self storage facilities located in London - Ontario, Canada. On March 1, 2011 the Registrant terminated the London - Ontario Purchase Agreement. Pursuant to the terms of the London - Ontario Purchase Agreement, the Registrant did not forfeit its earnest money deposit upon termination.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
99.1        Press Release Announcing the Acquisition of the El Paso I Property

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: March 22, 2011	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release